As filed with the Securities and Exchange Commission on August 3, 2015

Securities Act File No. 333-198667

Investment Company Act File No. 814-01091

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-2

☒	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRE-EFFECTIVE AMENDMENT NO.
☒	POST-EFFECTIVE AMENDMENT NO. 1
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

CAREY CREDIT INCOME FUND - I

Feeder Fund of

Carey Credit Income Fund

(Exact name of Registrant as Specified in Charter)

Trevor P. Bond

Chief Executive Officer

50 Rockefeller Plaza, New York, New York 10020

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 492-1100

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

(Name and Address of Agent for Service)

Copies of information to:

Richard Horowitz, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, NY 10036

Telephone: (212) 698-3500

Facsimile: (212) 698-3599

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than Securities offered in connection with a dividend reinvestment plan, check the following box.  ☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-198667) of Carey Credit Income Fund - I (as amended the “Registration Statement”) is being filed pursuant to Rule 462(d) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding an exhibit to such Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C of the Registration Statement as set forth below. Accordingly, this Post-Effective Amendment No. 1 consists only of the facing page, this explanatory note, and Item 25(2) of Part C of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) promulgated under the Securities Act, this Post-Effective Amendment No. 1 shall become effective upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

ITEM 25.              FINANCIAL STATEMENTS AND EXHIBITS

(1)                                 As of the date of this registration statement, the Company has not commenced operations. Accordingly, no financial statements are provided for the Company.

(2)                                 Exhibits:

(a)(1)                              Certificate of Trust. 1/

(a)(2)                              Certificate of Amendment to Certificate of Trust. 2/

(a)(3)                              Certificate of Amendment to Certificate of Trust. 6/

(a)(4)                              Amended and Restated Agreement and Declaration of Trust. 6/

(b)                                             By-Laws. 6/

(c)                                              Not Applicable.

(d)                                             Form of Subscription Agreement. 6/

(e)                                              Distribution Reinvestment Plan of the Registrant. 6/

(f)                                               Not Applicable.

(g)(1)                               Investment Advisory Agreement. 4/

(g)(2)                               Investment Sub-Advisory Agreement. 4/

(h)(1)                              Dealer Manager Agreement. 5/

(h)(2)                              Form of Selected Dealer Agreement. 5/

(i)                                                 Not Applicable.

(j)                                                Custody Agreement. 4/

(k)(1)                              Escrow Agreement. 6/

(k)(2)                              Form of Expense Support and Conditional Reimbursement Agreement.*

(k)(3)                              Administrative Services Agreement by and between the Company and W. P. Carey. 4/

(k)(4)                              Form of Organization and Offering Expense Reimbursement Agreement. 5/

(l)                                                 Opinion and Consent of Dechert LLP. 6/

(m)                                         Not Applicable.

(n)                                             Consent of Independent Registered Public Accounting Firm. 6/

(o)                                             Not Applicable.

(p)                                             Not Applicable.

(q)                                             Not Applicable.

(r)(1)                                 Code of Ethics of the Company. 4/

(r)(2)                                 Code of Ethics of the Advisor. 4/

(r)(3)                                 Code of Ethics of the Sub-Advisor. 4/

(s)                                               Powers of Attorney. 4/

(t)                                                Consent of Jeffrey B. Abrams pursuant to Rule 438 under the Securities Act of 1933 to be named as a trustee. 3/

* Filed herewith.

1/ Incorporated by reference from the registration statement of Carey Credit Income Fund — Series 2015 A, SEC File No. 333-198667, filed September 10, 2014.

2/ Incorporated by reference from the registration statement of Carey Credit Income Fund 2015 A, SEC File No. 333-198667, filed October 28, 2014.

3/ Incorporated by reference from the registration statement of Carey Credit Income Fund 2015 A, SEC File No. 333-198667, filed February 10, 2015.

4/ Incorporated by reference from the registration statement of Carey Credit Income Fund 2015 T, SEC File No. 333-198882, filed May 4, 2015.

5/ Incorporated by reference from the registration statement of Carey Credit Income Fund 2016 T, SEC File No. 333-198882, filed July 17, 2015.

6/ Incorporated by reference from the registration statement of Carey Credit Income Fund - I, SEC File No. 333-198667, filed July 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 3, 2015.

CAREY CREDIT INCOME FUND - I

/s/ Trevor P. Bond

By:	Trevor P. Bond
Title:	Chief Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Trevor P. Bond	Chief Executive Officer and Trustee	August 3, 2015
Trevor P. Bond

/s/ Paul S. Saint-Pierre	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2015
Paul S. Saint-Pierre

/s/ Jeffrey B. Abrams	Trustee	August 3, 2015
Jeffrey B. Abrams*

/s/ Marc S. Goodman	Trustee	August 3, 2015
Marc S. Goodman*

/s/ Eric Rosenblatt	Trustee	August 3, 2015
Eric Rosenblatt*

/s/ Peter E. Roth	Trustee	August 3, 2015
Peter E. Roth*

* Signatures affixed by Paul S. Saint-Pierre pursuant to Powers of Attorney dated February 23, 2015 and incorporated by reference from the registration statement of Carey Credit Income Fund 2015 T, SEC File No. 333-198882, filed May 4, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Carey Credit Income Fund has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 3, 2015.

CAREY CREDIT INCOME FUND

/s/ Trevor P. Bond

By:	Trevor P. Bond
Title:	Chief Executive Officer and Trustee

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Trevor P. Bond	Chief Executive Officer and Trustee	August 3, 2015
Trevor P. Bond

/s/ Paul S. Saint-Pierre	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2015
Paul S. Saint-Pierre

/s/ Jeffrey B. Abrams	Trustee	August 3, 2015
Jeffrey B. Abrams*

/s/ Marc S. Goodman	Trustee	August 3, 2015
Marc S. Goodman*

/s/ Eric Rosenblatt	Trustee	August 3, 2015
Eric Rosenblatt*

/s/ Peter E. Roth	Trustee	August 3, 2015
Peter E. Roth*

* Signatures affixed by Paul S. Saint-Pierre pursuant to Powers of Attorney dated February 23, 2015 and incorporated by reference from the registration statement of Carey Credit Income Fund 2015 T, SEC File No. 333-198882, filed May 4, 2015.

EXHIBIT INDEX

Ex-99(k)(2)           Form of Expense Support and Conditional Reimbursement Agreement.